UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 19, 2010

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)
Commission File Number: 001-32681
Registrant’s telephone number, including area code: (337) 232-7028
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
First Supplemental Indenture for 10 3/8% Senior Notes due 2012
          On August 5, 2010, PetroQuest Energy, Inc. (the “Company”) commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding $150 million aggregate principal amount of its 10 3/8% Senior Notes due 2012 (the “2012 Notes”). In conjunction with the Tender Offer, the Company solicited consents from holders of the 2012 Notes to effect certain proposed amendments to the indenture governing the 2012 Notes, including the elimination of substantially all of the restrictive covenants, certain events of default and certain other provisions. On August 19, 2010, having received the requisite consents, the Company, PetroQuest Energy, L.L.C., a Louisiana limited liability company (“PQLLC”), Pittrans, Inc., an Oklahoma corporation, TDC Energy LLC, a Louisiana limited liability company (“TDC”), and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into the First Supplemental Indenture to effect the foregoing amendments (the “2012 Notes Supplemental Indenture”). The 2012 Notes Supplemental Indenture became operative upon the purchase by the Company of a majority in aggregate principal amount of the outstanding 2012 Notes on August 19, 2010 pursuant to the terms of the Tender Offer.
          A copy of the 2012 Notes Supplemental Indenture is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The forgoing description of the 2012 Notes Supplemental Indenture and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to such document.
Indentures for the 10% Senior Notes due 2017
          On August 19, 2010, the Company completed the public offering of $150 million aggregate principal amount of its 10% Senior Notes due 2017 (the “2017 Notes”), which are fully and unconditionally guaranteed on a senior unsecured basis by PQLLC and TDC (collectively, the “Subsidiary Guarantors”).
          The terms of the 2017 Notes are governed by the Indenture dated as of August 19, 2010 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of August 19, 2010 (the “2017 Notes Supplemental Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The Base Indenture, as amended and supplemented by the 2017 Notes Supplemental Indenture, is referred to herein as the “Indenture.”
          The Company is obligated to pay the $150 million aggregate principal amount of the 2017 Notes in cash upon maturity of the 2017 Notes on September 1, 2017. The Company will pay 10% interest per annum on the principal amount of the 2017 Notes, payable semi-annually in arrears on September 1 and March 1 of each year, starting on March 1, 2011, to holders of record at the close of business on the preceding February 15 and August 15, respectively. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.
          The 2017 Notes are senior unsecured obligations of the Company, and will rank (i) senior in right of payment to all of the Company’s existing and future subordinated indebtedness, (ii) pari passu in right of payment with any of the Company’s existing and future unsecured indebtedness that is not by its terms subordinated to the 2017 Notes, (iii) effectively junior to the Company’s existing and future secured indebtedness, including indebtedness under the Company’s senior secured bank credit facility, to the extent of the assets securing such indebtedness, and (iv) structurally subordinate to all future indebtedness and other liabilities (other than indebtedness and liabilities owed to the Company) of the Company’s non-guarantor subsidiaries. The guarantees will be effectively subordinated to all secured indebtedness of the Subsidiary Guarantors to the extent of the assets securing such indebtedness.
          Subject to compliance with the covenant regarding indebtedness, the Company may issue more 2017 Notes from time to time under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.
          Except as set forth below, the Company will not be entitled to redeem the 2017 Notes prior to September 1, 2014. On and after September 1, 2014, the Company will be entitled to redeem all or a portion of the 2017 Notes at the redemption prices, plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Period	Redemption Price
2014	105.000%
2015	102.500%
2016	100.000%
          At any time prior to September 1, 2013 the Company may redeem up to 35% of the aggregate principal amount of the 2017 Notes issued under the Indenture with the net cash proceeds of certain equity offerings at a redemption price of 110% of the principal amount of the 2017 Notes plus any accrued and unpaid interest, if any, to the redemption date, subject to certain conditions.
          In addition, prior to September 1, 2014, the Company is entitled at its option to redeem the 2017 Notes (which includes Additional Notes, if any), in whole or in part, at a redemption price equal to 100% of the principal amount of the 2017 Notes plus the Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders of the 2017 Notes of record on the relevant record date to receive interest due on the relevant interest payment date).
          If the Company experiences a Change of Control (as defined in the Indenture), the Company will be required to make an offer to repurchase the 2017 Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.
          Each of the following events will constitute an event of default under the Indenture:
•	a default in the payment of interest on the 2017 Notes when due, continued for 30 days;

•	a default in the payment of principal of any 2017 Note when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	the failure by the Company to comply with its obligations under the covenant regarding merger and consolidation, as provided in the Indenture;

•	the failure by either Company to comply for 30 days after notice with any of its obligations in the covenants regarding change of control (other than a failure to purchase 2017 Notes), limitation on indebtedness, limitation on restricted payments, limitation on restrictions on distributions from restricted subsidiaries, limitation on sales of assets and subsidiary stock (other than a failure to purchase 2017 Notes), limitation on affiliate transactions, limitation on liens, limitation on sale/leaseback transactions, or future guarantors;

•	the failure by the Company or any Subsidiary Guarantor to comply for 60 days (or 120 days in the case of the Company’s obligations under the covenant regarding Securities and Exchange Commission (the “Commission”) reports) after notice with its other agreements contained in the Indenture;

•	indebtedness of the Company, any Subsidiary Guarantor or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10 million;

•	certain events of bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor or any significant subsidiary;

•	any judgment or decree for the payment of money in excess of $10 million is entered against the Company, a Subsidiary Guarantor or any significant subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed; or

•	a subsidiary guaranty ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its subsidiary guaranty (other than in accordance with the terms of such subsidiary guaranty).

          However, a default under the fourth and fifth bullet points above will not constitute an event of default until the Trustee or the holders of 25% in principal amount of the outstanding 2017 Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
          If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding 2017 Notes may declare the principal of and accrued but unpaid interest on all of the 2017 Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the 2017 Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the 2017 Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding 2017 Notes may rescind any such acceleration with respect to the 2017 Notes and its consequences.
          Other material terms of the 2017 Notes, the Base Indenture and the 2017 Notes Supplemental Indenture are described in the prospectus supplement, dated August 12, 2010, as filed by the Company with the Commission on August 13, 2010. Copies of the Base Indenture and the 2017 Notes Supplemental Indenture are filed as Exhibits 4.2 and 4.3 hereto and are incorporated herein by reference. The forgoing description of the Base Indenture and the 2017 Notes Supplemental Indenture and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to such documents.
          The Company and the Subsidiary Guarantors registered the sale of the 2017 Notes and the underlying subsidiary guarantees with the Commission pursuant to a shelf Registration Statement on Form S-3 (Registration No. 333-158446) that was declared effective on July 23, 2009 (the “Registration Statement”). The Company received net proceeds from the offering of the 2017 Notes of approximately $146.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company used a portion of the net proceeds to fund the initial settlement of the 2012 Notes in the Tender Offer. The Company intends to use the remaining net proceeds, together with cash on hand, to redeem or repurchase any of the 2012 Notes not tendered in the Tender Offer. Certain of the underwriters of the 2017 Notes and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business. Specifically, affiliates of certain of the underwriters serve various roles in the Company’s senior secured bank credit facility. In addition, the Company’s oil and natural gas price hedges at June 30, 2010 are placed with the commodity trading branches of affiliates of certain of the underwriters.
          As previously reported, on August 12, 2010, the Company and the Subsidiary Guarantors entered into an underwriting agreement with J.P. Morgan Securities Inc., as representative of the several underwriters named therein, in connection with the underwritten public offering of the 2017 Notes.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          The information provided under Item 1.01 in this Current Report on Form 8-K regarding the 2017 Notes, the Base Indenture and the 2017 Notes Supplemental Indenture and the related subsidiary guarantees is incorporated by reference into this Item 2.03.
Item 3.03. Material Modification to Rights of Security Holders.
          The information provided under Item 1.01 in this Current Report on Form 8-K regarding the 2012 Notes and the 2012 Notes Supplemental Indenture is incorporated by reference into this Item 3.03.
Item 7.01 Regulation FD Disclosure
          On August 19, 2010, the Company issued a news release announcing the results of the Tender Offer. The news release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.
          In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits:

4.1	First Supplemental Indenture, dated August 19, 2010, among PetroQuest Energy, Inc., the Subsidiary Guarantors identified therein, and The Bank of New York Mellon Trust Company, N.A.

4.2	Indenture, dated August 19, 2010, between PetroQuest Energy, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.3	First Supplemental Indenture, dated August 19, 2010, among PetroQuest Energy, Inc., the Subsidiary Guarantors identified therein, and The Bank of New York Mellon Trust Company, N.A.

99.1	News Release dated August 19, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: August 19, 2010	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer